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                                            Registration Statement No. 333-04191
                                            Filed Pursuant to Rule 424(b)(3)


                            SUPPLEMENT TO PROSPECTUS
                               DATED MAY 31, 1996

                                2,250,000 SHARES

                                  PHYCOR, INC.

                                  COMMON STOCK

                       1996 AFFILIATE STOCK PURCHASE PLAN

         The Prospectus, dated May 31, 1996 (the "Prospectus"), to which this Supplement, dated September 25, 1998, is attached, relates to the offering by PhyCor, Inc. (the "Company") to eligible Affiliates (as defined in the Plan) pursuant to the Company's 1996 Affiliate Stock Purchase Plan (the "Plan") of up to 2,250,000 shares of the Common Stock, no par value per share ("Common Stock"), of the Company. For purposes of the Plan, the issue price of the Common Stock shall no longer be subject to a Minimum Issue Price.

         THIS SUPPLEMENT RELATES TO AN AMENDMENT TO THE PLAN ADOPTED BY THE COMPANY'S BOARD OF DIRECTORS ON SEPTEMBER 18, 1998 (THE "AMENDMENT"). PURSUANT TO THE AMENDMENT, THE MINIMUM ISSUE PRICE PROVISIONS OF THE PLAN HAVE BEEN DELETED. BECAUSE OF THIS DISTINCTION, EXPLANATIONS OF THE PLAN CONTAINED IN THE PROSPECTUS ARE MODIFIED BY THE PROVISIONS CONTAINED IN THIS SUPPLEMENT. AFFILIATES ARE STRONGLY ENCOURAGED TO READ CAREFULLY THIS SUPPLEMENT.

         Terms defined in the Prospectus have the same meaning in this Supplement unless the context requires otherwise. All share numbers used herein give effect to a three-for-two stock split of the Common Stock effected on June 14, 1996 in the form of a 50% stock dividend and all prior stock dividends.

         THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND
GENERAL COUNSEL.

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               THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 25, 1998.


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The Plan and the Amendment

         The Plan was adopted and approved by the Company's Board of Directors on May 10, 1996 to provide an opportunity for Affiliates to own shares of the Company's Common Stock and to increase the Affiliates' interest in the Company's economic future by providing a convenient and commission-free way to purchase shares of Common Stock at a modest discount. The Amendment was adopted by the Company's Board of Directors on September 18, 1998 in response to changes in the market value of the Common Stock.

         The Amendment deletes the Minimum Issue Price provisions of the Plan and all references to Minimum Issue Price.

         The Amendment provides that the Issue Price shall be as follows:

         The Issue Price for PhyCor Affiliates shall be equal to the lesser of:
         (i) 85% of the Market Price on the PhyCor Affiliate Purchase Date of a Plan Year or (ii) 85% of the Market Price on the first trading date of a Plan Year.

         The Issue Price for Clinic Affiliates on each Clinic Affiliate Purchase Date shall be equal to 95% of the Market Price on the applicable Clinic Affiliate Purchase Date.